PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 10 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                           March 4, 1997
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes



               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--

Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any March 18 or September 18, commencing March 18, 1999.

Principal Amount:  $15,000,000

Maturity Date:  March 18, 2012

Interest Rate:  7.50% per annum

Interest Accrual Date:  March 18, 1997

Interest Payment Dates: The 18th day of each month, commencing April 18, 1997

Redemption Dates: Redeemable in whole, but not in part, at the option of
                  Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any
                  March 18 or September 18, commencing March 18, 1999

Minimum Denomination: $1,000

Redemption Percentage:  100%

Annual Redemption Percentage Reduction:  N/A

Interest Payment Period:  Monthly

Specified Currency:  U.S. Dollars

Issue Price:  100%

Settlement Date (Original Issue Date):  March 18, 1997

Book Entry Note or Certificated Note:  Book Entry Note

Senior Note or Subordinated Note: Senior Note

Total Amount of OID:  N/A

Original Yield to Maturity:  N/A

Initial Accrual Period OID:  N/A

Trustee:  The Chase Manhattan Bank

CUSIP:  61745EJV4


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                    Incorporated